Exhibit 107

EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Prospect Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$93,396,416	0.00014760	$13,785.31(2)
Fees Previously Paid
Total Transaction Value	$93,396,416
Total Fees Due for Filing			$13,785.31(2)
Total Fees Previously Paid	N/A		N/A
Total Fee Offsets	N/A		N/A
Net Fee Due			$13,785.31(2)

(1)    Calculated solely for purposes of determining the amount of the filing fee. The calculation of the Transaction Valuation assumes that all 5,882,351 shares of the Company’s outstanding 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock are purchased at the tender offer price of $15.877396 per share.
(2)    Calculated at $147.60 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.